EXHIBIT 10.2

May 10, 2013

Dear Mr. Pearce:

Position Offered; Duties.  We are pleased to extend an offer of employment to you with Pernix Therapeutics Holdings, Inc. (the “Company”).  You are being offered a full-time position as Chief Executive Officer. You will be expected to work on a full time basis, which is generally construed to mean forty (40) hours per week, and you will be compensated on a semi-monthly basis, on the 15th and last day of each month.  You will be expected to provide services typically provided by a Chief Executive Officer of a publicly traded company doing the business conducted by Pernix Therapeutics Holdings, Inc. and all of its subsidiaries (collectively, “Pernix”), and such other duties and responsibilities as may from time to time be assigned by the Company’s Board of Directors (the “Board”).   You will report directly to the Board.  You will be considered an executive officer for purposes of Section 16 of the Securities Exchange Act of 1934.

Compensation.  Your compensation package is as follows:

●	Base salary will be set at $350,000 annually.
●
Grant of a restricted stock award of 250,000 shares of the Company’s common stock on the first day of your employment pursuant to the Company’s equity incentive plan.  These restricted shares vest in three equal installments starting with the first anniversary of the execution of this letter.

●
Grant of an option to purchase 250,000 shares of the Company’s common stock on the first day of your employment pursuant to the Company’s equity incentive plan.  These options vest in three equal installments starting with the first anniversary of the execution of this letter.  Both the stock award and the option are granted pursuant to the Company’s equity incentive plan which provides for acceleration of vesting upon a change of control as defined in such plan.

Stock Purchase Obligation.  In connection with your employment, you agree to purchase 250,000 shares of the Company’s common stock under a 10b5-1 plan to be established as soon as practicable after your first day of employment.

At-Will; Severance.  You will be hired as an at-will employee.  If you are terminated by the Company or you resign for Good Reason, all restrictions on exercise relating to any equity awards will lapse, and all of your equity awards will otherwise vest.  If you are terminated by the Company or resign with Good Reason, your options will remain exercisable for the remaining term of the option.

“Good Reason” shall consist of (i) a material diminution in your base compensation; (ii) a material diminution in your authority, duties or responsibilities; (iii) a material change in the geographic location at which you must perform your duties; or (iv) any other action or inaction that constitutes a material breach by the Company under this letter agreement.

Confidentiality.  Both during and after the term of your employment, you will adhere to the Company’s policy on keeping confidential the Company’s confidential information.

Additional Benefits.  You will be eligible for health insurance, dental insurance, life, short term and long term disability insurance on the first day of the month following one month of consecutive employment.  Medical and dental insurance is available for your dependents as well.   Currently, Pernix will pay your family insurance premium for these benefits with no contribution required from you.  However, this benefit level could change in the future requiring an employee contribution, provided that you will not receive benefits less than others at comparable levels of responsibility. You are eligible for our 401k plan upon completion of the requirements listed in the Employee Handbook.  Please read, sign and return the acknowledgement located on the last page of the handbook. (Provided separately).

Immigration.  Under the Immigration Reform and Control Act (IRCA), our company is required to verify the identity and work authorization of all newly hired employees.  Therefore, you may be required to complete the I-9 form upon hire.  Within three business days of beginning employment, you will need to supply acceptable documentation (as noted on the enclosed I-9 form) of your identity and work authorization.

EMPLOYMENT AT-WILL.  OUR COMPANY ADHERES TO A POLICY OF EMPLOYMENT-AT-WILL WHICH ALLOWS EITHER PARTY TO TERMINATE THE EMPLOYMENT RELATIONSHIP AT ANY TIME, FOR ANY REASON, WITH OR WITHOUT CAUSE OR NOTICE.

Drug Screening.  As with all potential employees, you will undergo a background check and you will be required to take a drug screening test which will be conducted in accordance with applicable federal, state and local laws.  Your employment is contingent on successful completion of your drug screening and background checks.

Your employment under the terms of this letter begins upon our receipt of your signature to this letter and to Exhibit A attached hereto. If you have any questions concerning the above details, please contact me immediately at (800) 793-2145, x-3004.

Sincerely,

PERNIX THERAPEUTICS HOLDINGS, INC.

/s/James Smith
James Smith, Chairman of the Compensation Committee

I have read and accept the terms of this employment offer from Pernix Therapeutics Holdings, Inc.

AGREED TO AND ACKNOWLEDGED
THIS 10th DAY OF MAY, 2013:

  /s/Michael Pearce
Michael Pearce